Exhibit 10.1

RETIREMENT AGREEMENT

This Retirement Agreement (“Agreement”) is entered into as of July 1, 2010 (“Effective Date”), by and between Conmed Healthcare Management, Inc., a Maryland corporation (the “Company”), and Howard M. Haft, M.D. (“Dr. Haft”).

WHEREAS, the parties have previously entered into that certain Employment Agreement dated as of January 26, 2007; and

WHEREAS, except as otherwise expressly provided herein, and except with respect to  Paragraphs 5.2(c) and (c)(i), (c)(ii), and (c)(iii), (d), (e) and (f) of the January 26, 2007 Agreement (relating to period of non-competition, non-solicitation, and non-defamation, and remedies therefor), the January 26, 2007 Employment Agreement is being terminated and this Retirement Agreement is intended to substitute therefor.

In consideration of the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.           Employment.  (a)  Employment.  For the period July 1, 2010 through August 31, 2010, the Company hereby employs Dr. Haft in the capacity of Chief Medical Officer of the Company, reporting directly to the President and Chief Executive Officer of the Company.  Dr. Haft accepts such employment and agrees to perform such roles and provide such management and other services for the Company as are customary to such office and such additional responsibilities, consistent with his position as the Chief Medical Officer, as may be assigned to him from time to time by the President and Chief Executive Officer of the Company.  Employee shall be entitled to all salary and other benefits under the January 26, 2007 Employment Agreement during this two (2) month term. At the conclusion of this period, Dr. Haft shall surrender to the Company the corporate credit card currently assigned and shall obtain reimbursement for further expenses in accordance with Paragraph 4.3, below.

(b)  Retirement.  For the period September 1, 2010 through February 28, 2011 (the “Term”), the Company shall pay Dr. Haft the total sum of $125,000 (“Retirement Payment”).  The Retirement Payment shall be paid in installments either every two weeks or twice per month based on and in accordance with the Company’s regular payroll procedures, during the Term. Said payments shall be treated as compensation with appropriate withholding and a Form W-2 issued for the corresponding tax years. Additionally, said payments shall be conditioned upon execution of the Release previously negotiated and agreed and attached to the Employment Agreement as Exhibit A, except that Conmed, Inc. shall be substituted for PACE Health Management Systems, Inc. as the named party therein.

2.           Independent Contractor.  Beginning September 1, 2010 until terminated in accordance with Section 5 hereof, Dr. Haft shall be retained as an independent contractor.  Dr. Haft agrees to perform such roles and provide such services for the Company, if any, as the Company may reasonably assign to him from time to time by the President and Chief Executive Officer of the Company.

3.           Obligation for Co-operation in Litigation.  Dr. Haft agrees that so long as this Agreement remains in effect, he shall co-operate fully in conjunction with the defense of any litigation against the Company, any of its employees, and any of the governmental entities to whom the Company provides healthcare services relating to the rendering of healthcare services or the management/supervision of healthcare personnel. Dr Haft will be compensated as an Independent contractor as specified  herein for his participation and cooperation.

4.           Compensation and Benefits as Independent Contractor.

4.1           Cash Compensation.  For the performance of Dr. Haft’s duties hereunder as an Independent Contractor, the Company shall pay Dr. Haft the total sum of $1,200 per day or portion of a day (“I.C. Payments”).  The I.C. Payments shall be paid in installments either every two weeks or twice per month, based on and in accordance with Company’s regular payroll procedures, during the Term. The parties agree that the compensation under this Paragraph shall be in addition to the Retirement Payment under Paragraph 1.b. above. However, taxes shall be withheld and reporting shall be made consistent with the Retirement Payments despite referral to the status herein as “Independent Contractor.”

4.2           Bonus Plan.

(a)           During the period January 1, 2010 through August 31, 2010, Dr. Haft shall be entitled to continued participation in the bonus compensation plan further defined in Section 3.2(b).  Any bonus or incentive compensation paid to Dr. Haft shall be in addition to Salary and Retirement Payment.  All compensation earned by Dr. Haft, including any bonus as an employee, shall be subject to all applicable state and federal tax obligations.  Dr. Haft shall be solely responsible for all applicable state and federal tax obligations for the I.C. Payments.

(b)           Dr. Haft shall be eligible annually for a bonus to be approved by the Board.  The amount of the bonus shall be equal to a value of up to 20% of Dr. Haft’s total compensation paid by Company during the period January 1, 2010 through August 31, 2010.  Dr. Haft’s bonus, as earned, shall be payable in the form of cash and/or shares of the Company’s capital stock issued by the Company, as shall be determined in the sole discretion of the Board, at the later of (i) the end of the first fiscal quarter of the Company following the end of the period for which the bonus was earned, or (ii) upon the issuance of the independent auditors report for the period ending when the bonus was earned.

4.3           Reimbursement of Expenses as an Independent Contractor.  Dr. Haft shall be entitled to be reimbursed for all reasonable expenses as described in accordance with Company policy, including but not limited to expenses for travel for business, as appropriate, and business meals and entertainment, incurred by Dr. Haft in performing his tasks, duties and responsibilities under Sections 2, or otherwise as approved in advance by the Company in connection with and reasonably related to the furtherance of the Company’s business.  The Company shall reimburse Dr. Haft for travel expenses for approved or assigned business purposes, including but not limited to, tolls, gasoline and parking.  Dr. Haft shall submit expense reports and receipts documenting the expenses incurred in accordance with Company policy, and the Company shall remit payment in accordance with its ordinary procedures through its payroll process.  The Company’s obligation to reimburse authorized expenses incurred or accrued prior to termination of Dr. Haft’s service as an independent contractor hereunder, whether by the Company with or without Cause or by Dr. Haft with or without Good Reason (“Cause”, “without Cause” and “Good Reason” are defined in Section 5.1 of the original Employment Agreement and those definitions are incorporated herein), shall survive any such termination.

4.4           Additional Benefits During period of Service as Independent Contractor.  Dr. Haft shall be permitted to retain at Company expense the Blackberry currently in his possession for use during his term of service as an independent contractor. Dr. Haft shall also be permitted to retain the laptop computer currently in his possession during the period of service as an independent contractor. Further, in exchange for Dr. Haft maintaining his license(s) to practice medicine, the Company agrees to maintain the cost of such licensure(s) and shall include Dr. Haft on the Conmed Malpractice Insurance coverage.

4.5           Continuation of Life Insurance. As provided in Paragraph 3.4 of the Employment Agreement, the Company shall continue in force and effect for six months from September 1, 2010 any life insurance benefits to which Dr. Haft was entitled in his role as Chief Medical Officer.

5.           Termination.  Either party may terminate the independent contractor arrangement with 30 days’ written notice to the other.

6.           Non-Disclosure.  Dr. Haft agrees to execute the confidentiality Agreement attached as Exhibit B with respect to confidential information of the Company and to abide by its terms.

7.           General Provisions

7.1           Assignment.  Neither party may assign or delegate any of his or its rights or obligations under this Agreement without the prior written consent of the other party.

7.2           Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior written and verbal agreements between the parties.

7.3           Modifications.  This Agreement may be changed or modified only by an agreement in writing signed by both parties hereto.

7.4           Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and permitted assigns and Dr. Haft and Dr. Haft’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join and be bound by the terms and conditions hereof.

7.5           Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with, the laws of the State of Maryland, and venue and jurisdiction for any disputes hereunder shall be heard in any court of competent jurisdiction in Maryland for all purposes.

7.6           Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

7.7           Further Assurances.  The parties will execute such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Agreement.

7.8           Notices.  Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed received by the recipient when delivered personally or, if mailed, five (5) days after the date of deposit in the United States mail, certified or registered, postage prepaid and addressed, in the case of the Company, to its corporate headquarters, attention Chairman of the Board, and in the case of Dr. Haft, to the address shown for Dr. Haft on the signature page hereof, or to such other address as either party may later specify by at least ten (10) days advance written notice delivered to the other party in accordance herewith.

7.9           No Waiver.  The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver of that provision, nor prevent that party thereafter from enforcing that provision of any other provision of this Agreement.

7.10           Legal Fees and Expenses.  In the event of any disputes under this Agreement, the prevailing party or parties shall be reimbursed by the party or parties who do not prevail for their reasonable attorneys, accountants and expert fees and related expenses and for the costs of such proceeding.

7.11           Counterparts.  This Agreement may be executed by exchange of facsimile signature pages and/or in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company and Dr. Haft have executed this Agreement, effective as of the day and year first above written.

CONMED HEALTHCARE MANAGEMENT, INC.

By:  /s/ Richard W. Turner
Richard W. Turner, Ph.D., Chairman and CEO

Address:
7250 Parkway Dr.
Hanover, MD 21076

By: /s/ Howard M. Haft
Howard M. Haft, M.D.

Address:
208 Morgans Ridge Court
LaPlata, MD 20646-3100